Exhibit 99.1
Contacts:

Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com
ZIMMER HOLDINGS, INC. ANNOUNCES
OFFERING OF SENIOR NOTES
(WARSAW, IN) November 12, 2009 — Zimmer Holdings, Inc. (NYSE and SIX: ZMH) announced today that it has filed with the Securities and Exchange Commission an automatic shelf registration statement on Form S-3 registering the offering and sale of an unspecified amount of equity and debt securities and that it intends, subject to market conditions, to commence a public offering of senior notes of a benchmark size.
The Company intends to use the net proceeds of the offering to repay the outstanding U.S. dollar balance of its credit facility and for general corporate purposes, including the financing of its stock repurchase program.
Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are serving as active joint book-running managers of the offering. Any offer of securities will be made by means of the prospectus. When available, copies of the prospectus may be obtained for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send the prospectus if it is requested by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, or by calling J.P. Morgan Securities Inc. at (212) 834-4533.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2008 sales were approximately $4.1 billion. The Company is supported by the efforts of more than 8,000 employees worldwide.
This press release contains forward-looking statements regarding our intended use of proceeds and anticipated use of our shelf registration statement, which are subject to risks and uncertainties, such as our ability to market and sell the notes, our continued eligibility to use the shelf registration statement, general economic conditions and other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports. Actual results may differ materially from anticipated results. We do not undertake to update any forward-looking statements.

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For more information about Zimmer, visit www.zimmer.com
SOURCE Zimmer Holdings, Inc.